SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):

                                  June 24, 2004

                                 ---------------


                        FIRST CHOICE HEALTH NETWORK, INC.
               (Exact name of registrant as specified in charter)

                                   Washington
                 (State or other jurisdiction of incorporation)

                                     0-23998
                                (SEC File Number)

                                   91-1272766
                        (IRS Employer Identification No.)

           600 University Street, Suite 1400
           Seattle, Washington                                            98101
           (Address of principal executive offices)                  (Zip Code)

               Registrant's telephone number, including area code:

                                 (206) 292-8255



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            Item 2. Acquisition or Disposition of Assets.

            On June 24, 2004, the board of directors of First Choice Health Network, Inc. (the "Company"), declared a dividend in the total amount of $5,164,451, payable to the Company's holders of Class A and Class B common stock and to participating hospitals with contract rights to receive distributions pro rata with the Company's Class B shareholders. The dividend is payable at the rate of $960.65 per Class A share and $74.20 per Class B share. The record date to determine the holders entitled to receive a dividend payment is June 24, 2004.

            The dividend has been declared in connection with the Company's liquidation of its subsidiary, First Choice Health Plan, Incorporated (the "Plan"). The Company previously announced its decision to discontinue offering insurance services through the Plan effective December 31, 2003. The Plan is in the process of liquidating certain assets, primarily investment securities, and expects to complete the process in 2005.

            The distribution of the dividend to the Company's shareholders and participating hospitals is contingent upon (i) receipt by the Plan of approval by the Washington State Office of the Insurance Commissioner for the payment to the Company of a dividend by the Plan in the amount of at least $5,164,451; and
(ii) the actual payment by the Plan of a dividend in that amount to the Company. The Company presently anticipates that the dividend payable to the Company's shareholders and participating hospitals of record on June 24, 2004, will be paid on or about July 26, 2004. In the event that the Plan has not declared and paid a dividend in the amount of $5,164,451 to the Company by August 27, 2004, the dividend declared by the Company on June 24, 2004, will not be paid and the board of directors will consider in due course whether or not to establish a new record date for payment of a dividend to the Company's shareholders and participating hospitals and determine the amount of any such dividend to be declared.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 FIRST CHOICE HEALTH NETWORK, INC.


Dated:  June 25, 2004            By:     /s/ Gary R. Gannaway
                                         -----------------------------------
                                         Gary R. Gannaway
                                         President and Chief Executive Officer